Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:

Investment Community	News Media

JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer & Treasurer (702) 693-8877	Senior Vice President Public Affairs (702) 891-7147

MGM MIRAGE ANNOUNCES GRANT OF MACAU SUBCONCESSION
TO ITS JOINT VENTURE WITH PANSY HO CHIU-KING

Las Vegas, Nevada, April 19, 2005 — MGM MIRAGE (NYSE: MGG) announced today that its joint venture partnership with Pansy Ho Chiu-king has been granted a subconcession which allows the partnership to develop and operate hotel and casino resorts in Macau. The subconcession has been approved by the government of Macau S.A.R.

The initial project, to be called MGM Grand Macau, will be located on a prime waterfront site next to the planned Wynn Resorts facility and near the Lisboa hotel-casino, an area destined to become the casino “Strip” of Macau at the center of the Macau gaming industry. The MGM Grand Macau project will include the development of a resort featuring approximately 600 rooms, suites and villas, a casino including 300 table games and 1,000 slot machines, several restaurants and entertainment facilities. The MGM Grand Macau will also have approximately 50,000 square feet available for future expansion. The project cost, including land and license rights, preopening and capitalized interest, is approximately USD $975 million.

Construction of the resort will begin in the second quarter of 2005 and is anticipated to open in 2007. MGM Grand Macau will be 50/50 owned and jointly operated by the two partners.

“MGM Grand Macau will be a world class facility benefiting from Pansy Ho’s unparalleled experience in the Macau/Hong Kong/China marketplace. The resort will welcome guests with a dramatic atrium and offer the superlative hotel, entertainment, spa, dining, retail and convention facilities for which MGM MIRAGE is famous the world over,” said Terry Lanni, Chairman and Chief Executive of MGM MIRAGE. “We are delighted that the subconcession has been granted and that along with our partner Pansy Ho, we are now in a position to begin construction on our first project. The combined experience of these two partners brings a dynamic energy to this project which we anticipate will become the leading property in Macau.

“While our focus is on our initial project, both MGM MIRAGE and Ms. Ho believe in the strength and long term potential for growth in Macau, and we expect to jointly develop other projects in the Macau marketplace.

“Throughout the approval process, we have worked closely with Ms. Ho and believe that we could not have a better partner than Pansy Ho. Her insights and understanding of development in the region have already proven invaluable and we look forward to a long-lasting and mutually beneficial partnership.”

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM

Pansy Ho is managing director of Shun Tak Holdings Limited (HKSE: HSTGY), a leading Hong Kong-based conglomerate operating four core businesses — shipping, property, hospitality and investments. Shun Tak will not be a participant in MGM Grand Paradise. In addition to her position with Shun Tak Holdings, Pansy Ho is chairman of Macau Tower Convention and Entertainment Centre. She is also a committee member of the Chinese People’s Political Consultative Conference of Beijing, member of the executive committee of All-China Federation of Industry and Commerce, executive vice president of Guangdong Chamber of Foreign Investors, founding honorary advisor and board director of The University of Hong Kong Foundation for Educational Development and Research and advisory council member of the Better Hong Kong Foundation.

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MGM MIRAGE (NYSE: MGG), headquartered in Las Vegas, Nevada, is one of the world’s leading and most respected hotel and gaming companies. The Company owns and operates 11 casino resorts located in Nevada, Mississippi and Michigan, and has investments in three other casino resorts in Nevada, New Jersey and the United Kingdom. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM